Exhibit 99.1

Media Contact:	Alberto Lopez

Harrah’s Entertainment, Inc.

(702) 407-6344

Harrah’s Entertainment Reports Second Quarter 2007 Results

■	Revenues rise 13.8 percent over 2006’s second-quarter total

■	Property EBITDA up 6.1 percent, same-store sales up 5.7 percent on a year-over-year basis

■	Adjusted EPS from continuing operations up 1.0 percent

■	Company stockholders approve $90-per-share all-cash acquisition proposal

■	Company announces plans for $704 million casino resort in Biloxi, Miss.

LAS VEGAS, Aug. 7 — Harrah’s Entertainment, Inc. (NYSE: HET—News) today reported the following financial results for the second quarter of 2007:

COMPANY WIDE RESULTS

(in millions, except per share)

	2007 Second Quarter	2006 Second Quarter	Percent Increase (Decrease)	2007 First Six Months	2006 First Six Months	Percent Increase (Decrease)
Total revenues	$2,701.7	$2 3.9	13.8%	$5,357.4	$4,730.8	13.2%
Property EBITDA	713.9	672.7	6.1%	1,412.4	1,362.9	3.6%
Adjusted EPS from Continuing operations	0.96	0.95	1.0%	1.84	1.97	-6.6%

On a GAAP basis, second-quarter income from operations was $478 million, compared to $432 million in the year-ago quarter. Net income was $238 million, up 84.5 percent from $129 million in the 2006 second quarter. Diluted earnings per share from continuing operations were $1.03, an increase of 49 percent from the 69 cents achieved in the year-ago quarter.

AProperty EBITDA and Adjusted EPS from Continuing Operations are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as bases for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS from Continuing Operations. Reconciliations of Adjusted EPS from Continuing Operations to GAAP EPS and Property EBITDA to income from operations are attached to this release.

Second-quarter highlights

—	On April 5, Harrah’s Entertainment stockholders approved an all-cash offer by affiliates of TPG and Apollo Management, L.P., to acquire the company for $90 per share. The transaction is expected to close in late 2007 or early 2008, pending the receipt of regulatory approvals and other customary closing conditions.

—	On May 15, Harrah’s Entertainment and Jimmy Buffett unveiled plans to develop the Margaritaville Casino and Resort in Biloxi, Mississippi, a 46-acre, $704 million Gulf Coast property featuring 100,000 square feet of casino space, 250,000 square feet of retail space, 66,000 square feet of meeting space, 420 new hotel rooms and 378 renovated rooms.

—	Also during the quarter, the company opened the Pool and Red Door Spa at Harrah’s Atlantic City in the first major phase of innovations and renovations at the property. A 964-room hotel tower is slated to open in 2008.

—	On May 30, London Clubs International, Harrah’s U.K. subsidiary, opened London’s largest facility, the Casino at the Empire, at Leicester Square in London’s West End.

—	The 2007 World Series of Poker Presented by Milwaukee’s Best Light ran from June 1 through July 17 at the Rio All-Suites Hotel and Casino. The 55-event tournament drew more than 54,000 entrants, up from 48,000 in 2006, and the total net prize pool exceeded $159 million.

—	During the first weeks of the third quarter, Harrah’s announced an approximately $1 billion expansion and renovation of Caesars Palace Las Vegas designed to reinforce the property’s standing as one of the Las Vegas Strip’s premier integrated-resort destinations. The plan includes a new 650-room hotel tower, including 75 luxury suites, additional meeting space, and a remodeled and expanded pool area.

Summaries of results by region follow:

LAS VEGAS REGION

(in millions)

	2007 Second Quarter	2006 Second Quarter	Percent Increase (Decrease)	2007 First Six Months	2006 First Six Months	Percent Increase (Decrease)
Total revenues	$922.5	$803.3	14.8%	$1,821.1	$1,629.0	11.8%
Income from operations	238.8	209.7	13.9%	474.5	443.8	6.9%
Property EBITDA	306.5	265.4	15.5%	604.1	553.5	9.1%

Las Vegas Region properties include Harrah’s Las Vegas, Rio, Bally’s Las Vegas, Paris, Flamingo Las Vegas, Caesars Palace, Imperial Palace and Bill’s Gamblin’ Hall & Saloon.

Continued strong visitor volume in the Las Vegas region drove double-digit percentage increases across all key performance metrics during the second quarter, building on already strong momentum established during the first quarter of 2007.

ATLANTIC CITY REGION

(in millions)

	2007 Second Quarter	2006 Second Quarter	Percent Increase (Decrease)	2007 First Six Months	2006 First Six Months	Percent Increase (Decrease)
Total revenues	$592.6	$521.0	13.7%	$1,138.7	$1,011.2	12.6%
Income from operations	77.2	124.2	-37.8%	149.3	220.0	-32.1%
Property EBITDA	143.4	170.0	-15.6%	276.2	310.4	-11.0%

Atlantic City Region properties include Harrah’s Atlantic City, Showboat Atlantic City, Caesars Atlantic City, Bally’s Atlantic City and Harrah’s Chester.

Competition from new slot operations in New York and Pennsylvania, the implementation of new smoking regulations in New Jersey beginning April 15, and increased costs associated with marketing and promotional programs continued to hurt results in the Atlantic City region. However, strong results at Harrah’s Chester Casino and Racetrack, which opened its slot operations in early first quarter 2007, helped buoy the region’s overall revenues.

LOUISIANA/MISSISSIPPI REGION

(in millions)

	2007 Second Quarter	2006 Second Quarter	Percent Increase (Decrease)	2007 First Six Months	2006 First Six Months	Percent Increase (Decrease)
Total revenues	$389.0	$337.5	15.3%	$779.5	$643.2	21.2%
Income from operations	93.6	62.8	49.0%	169.2	128.0	32.2%
Property EBITDA	88.8	83.9	5.8%	172.9	169.1	2.2%

Louisiana/Mississippi Region properties include Harrah’s New Orleans, Horseshoe Bossier City, Louisiana Downs, Horseshoe Tunica, Grand Casino Tunica, Sheraton Tunica and Grand Casino Biloxi.

Results from Grand Casino Biloxi, which was closed in the year-ago quarter, as well as strong performances at Harrah’s New Orleans and Horseshoe Bossier City, helped to boost the Louisiana/Mississippi region’s overall revenues and Property EBITDA and offset weak revenues in the Tunica market. Second-quarter income from operations included insurance proceeds of $37 million that are in excess of the net book value of impacted assets and reimbursable costs and expenses.

IOWA/MISSOURI REGION

(in millions)

	2007 Second Quarter	2006 Second Quarter	Percent Increase (Decrease)	2007 First Six Months	2006 First Six Months	Percent Increase (Decrease)
Total revenues	$205.3	$199.5	2.9%	$407.0	$400.6	1.6%
Income from operations	37.2	33.8	10.1%	70.3	65.4	7.5%
Property EBITDA	56.9	54.7	4.0%	109.8	108.7	1.0%

Iowa/Missouri Region properties include Harrah’s St. Louis, Harrah’s Council Bluffs, Horseshoe Council Bluffs and Harrah’s North Kansas City.

Modest combined revenue gains for the region flowed through to income from operations, and Property EBITDA grew 4.0 percent over the region’s total for the corresponding period in 2006.

ILLINOIS/INDIANA REGION

(in millions)

	2007 Second Quarter	2006 Second Quarter	Percent Increase (Decrease)	2007 First Six Months	2006 First Six Months	Percent Increase (Decrease)
Total revenues	$321.8	$300.5	7.1%	$646.2	$612.2	5.6%
Income from operations	50.1	54.1	-7.4%	101.2	116.4	-13.1%
Property EBITDA	66.3	67.7	-2.1%	134.4	143.4	-6.3%

Illinois/Indiana Region properties include Horseshoe Hammond, Harrah’s Joliet, Harrah’s Metropolis and Caesars Indiana.

Combined revenue at the company’s Illinois and Indiana properties increased over the region’s second-quarter total for the corresponding period in 2006, but income from operations and Property EBITDA were down, due in part to a supplemental 3 percent tax assessed by Illinois since July 2006. An Illinois state court declared the supplemental tax unconstitutional in the second quarter of 2007, but Harrah’s continues to accrue and pay the tax pending a final resolution.

The company’s new, two-level vessel at Horseshoe Hammond currently is expected to open in the second half of 2008, pending all requisite regulatory approvals.

OTHER NEVADA

(in millions)

	2007 Second Quarter	2006 Second Quarter	Percent Increase (Decrease)	2007 First Six Months	2006 First Six Months	Percent Increase (Decrease)
Total revenues	$154.2	$158.5	-2.7%	$307.9	$311.4	-1.1%
Income from operations	22.3	25.7	-13.2%	42.7	49.1	-13.0%
Property EBITDA	34.7	39.2	-11.5%	67.5	75.5	-10.6%

Other Nevada properties include Harrah’s Reno, Harrah’s Lake Tahoe, Harvey’s Lake Tahoe, Bill’s Casino and Harrah’s Laughlin.

Results in the company’s Other Nevada region declined from the corresponding period in 2006, owing to disappointing visitor volumes brought about by a poor end to the spring ski season in Reno and Lake Tahoe. The late June Angora Lakes fire at Lake Tahoe also negatively impacted traffic and spending in the region.

MANAGED/INTERNATIONAL/OTHER

(in millions)

	2007 Second Quarter	2006 Second Quarter	Percent Increase (Decrease)	2007 First Six Months	2006 First Six Months	Percent Increase (Decrease)
Total revenues	$116.3	$53.6	117.0%	$257.0	$123.2	108.6%
Income from operations	(11.2)	(26.5)	57.7%	(10.4)	(29.9)	65.2%
Property EBITDA	17.3	(8.2)	N/M	47.5	2.3	N/M

Managed, international and other results include income from our managed properties, results of our international properties and certain marketing and administrative expenses, including development costs, and income from our non-consolidated subsidiaries.

The addition of the London Clubs International properties, which were acquired by the company in the fourth quarter of 2006, coupled with lower master-planning and development costs, drove improved revenue, income from operations and Property EBITDA as compared to the prior year period.

Other items

Second quarter 2007 corporate expenses declined 41.8 percent compared to the prior-year period, to $26.6 million from $45.7 million, due to corporate cost reductions and the allocation of a portion of the company’s stock-based compensation expenses to individual property units.

Interest expense for the second quarter rose 8.9 percent, to $176.6 million, versus $162.2 million for the same period in 2006, due to higher debt levels and higher interest rates. Partially offsetting the higher interest in 2007 is income of $14.3 million in income representing an increase in the market value of our interest rate swap agreements for second quarter. The prior year’s second quarter included charges of $61 million due to the early extinguishment of debt during that period.

Other income in the second quarter of 2007 includes gains on the sales of corporate aircraft.

The effective tax rate for the second quarter, after minority interest, was 37.3 percent, compared with 37.7 percent in the second quarter of 2006.

Discontinued operations for second quarter 2007 reflect insurance proceeds of $42.0 million, after taxes, that are in excess of the net book value of the impacted assets and accumulated costs and expenses that are expected to be reimbursed under the company’s insurance claims for Harrah’s Lake Charles and Grand Casino Gulfport, both of which were sold in 2006. Pursuant to the terms of the sales agreements, Harrah’s will retain all insurance proceeds related to these properties.

Weighted average common and common equivalent shares outstanding for the second quarter were 190.2 million shares, compared with 187.1 million in the second quarter of 2006.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, nearly 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now owns or manages casinos on four continents. The company’s properties operate primarily under the Harrah’s, Caesars and Horseshoe brand names; Harrah’s also owns the London Clubs International family of casinos. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

For more information, please visit: http://www.harrahs.com

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with TPG and Apollo; the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the merger agreement; the inability to complete the merger due the failure to satisfy conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost-effectively integrate acquisition into our operations, including London Clubs; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Second Quarter Ended		Six Months Ended
(In millions, except per share amounts)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues	$2,701.7	$2,373.9	$5,357.4	$4,730.8
Property operating expenses	(1,987.8)	(1,701.2)	(3,945.0)	(3,367.9)
Depreciation and amortization	(204.3)	(161.9)	(394.6)	(317.9)

Operating profit	509.6	510.8	1,017.8	1,045.0

Corporate expense	(26.6)	(45.7)	(60.1)	(88.2)
Merger and integration costs	(3.5)	(6.4)	(7.6)	(19.8)
Income on interests in nonconsolidated affiliates	3.8	1.0	3.6	3.1
Amortization of intangible assets	(17.9)	(16.1)	(35.7)	(35.8)
Project opening costs and other items	12.5	(11.9)	11.1	(19.5)

Income from operations	477.9	431.7	929.1	884.8
Interest expense, net of interest capitalized	(176.6)	(162.2)	(362.4)	(326.5)
Losses on early extinguishments of debt	—	(61.1)	—	(61.1)
Other income, including interest income	15.6	1.6	23.8	1.8

Income before income taxes and minority interests	316.9	210.0	590.5	499.0
Provision for income taxes	(116.3)	(77.7)	(216.6)	(183.3)
Minority interests	(5.1)	(3.6)	(11.2)	(9.5)

Income from continuing operations	195.5	128.7	362.7	306.2
Discontinued operations, net of tax	42.0	(0.1)	60.1	4.8

Net income	$237.5	$128.6	$422.8	$311.0

Earnings per share – basic
Income from continuing operations	$1.05	$0.70	$1.95	$1.67
Discontinued operations, net of tax	0.23	—	0.33	0.02

Net income	$1.28	$0.70	$2.28	$1.69

Earnings per share – diluted
Income from continuing operations	$1.03	$0.69	$1.91	$1.64
Discontinued operations, net of tax	0.22	—	0.32	0.02

Net income	$1.25	$0.69	$2.23	$1.66

Weighted average common shares outstanding	186.0	184.0	185.7	183.6

Weighted average common and common equivalent shares outstanding	190.2	187.1	189.9	187.2

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	Second Quarter Ended		Six Months Ended
(In millions)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues
Las Vegas Region	$922.5	$803.3	$1,821.1	$1,629.0
Atlantic City Region	592.6	521.0	1,138.7	1,011.2
Louisiana/Mississippi Region	389.0	337.5	779.5	643.2
Iowa/Missouri Region	205.3	199.5	407.0	400.6
Illinois/Indiana Region	321.8	300.5	646.2	612.2
Other Nevada Region	154.2	158.5	307.9	311.4
Managed/International/Other	116.3	53.6	257.0	123.2

Total Revenues	$2,701.7	$2,373.9	$5,357.4	$4,730.8

Income from operations
Las Vegas Region	$238.8	$209.7	$474.5	$443.8
Atlantic City Region	77.2	124.2	149.3	220.0
Louisiana/Mississippi Region	93.6	62.8	169.2	128.0
Iowa/Missouri Region	37.2	33.8	70.3	65.4
Illinois/Indiana Region	50.1	54.1	101.2	116.4
Other Nevada Region	22.3	25.7	42.7	49.1
Managed/International/Other	(11.2)	(26.5)	(10.4)	(29.9)
Corporate Expense	(26.6)	(45.7)	(60.1)	(88.2)
Merger and integration costs	(3.5)	(6.4)	(7.6)	(19.8)

Total Income from operations	$477.9	$431.7	$929.1	$884.8

Property EBITDA (a)
Las Vegas Region	$306.5	$265.4	$604.1	$553.5
Atlantic City Region	143.4	170.0	276.2	310.4
Louisiana/Mississippi Region	88.8	83.9	172.9	169.1
Iowa/Missouri Region	56.9	54.7	109.8	108.7
Illinois/Indiana Region	66.3	67.7	134.4	143.4
Other Nevada Region	34.7	39.2	67.5	75.5
Managed/International/Other	17.3	(8.2)	47.5	2.3

Total Property EBITDA	$713.9	$672.7	$1,412.4	$1,362.9

Project opening costs and other items
Project opening costs	$(8.3)	$(4.7)	$(17.2)	$(9.1)
Insurance proceeds for hurricane losses	37.0	—	55.7	—
Other write-downs, reserves and recoveries	(16.2)	(7.2)	(27.4)	(10.4)

Total Project opening costs and other items	$12.5	$(11.9)	$11.1	$(19.5)

(a)	Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, merger and integration costs, income/(losses) on interests in non-consolidated affiliates and amortization of intangible assets. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED EARNINGS PER SHARE (b)

(UNAUDITED)

(In millions, except per share amount)	Second Quarter Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Income before income taxes and minority interests	$316.9	$210.0	$590.5	$499.0
Add/(deduct):
Project opening costs and other items	(12.5)	11.9	(11.1)	19.5
Merger and integration costs	3.5	6.4	7.6	19.8
Gain on sale of corporate aircraft	(11.9)	—	(19.1)	—
Losses on early extinguishments of debt	—	61.1	—	61.1

Adjusted income before income taxes and minority interests	296.0	289.4	567.9	599.4
Provision for income taxes	(108.5)	(107.6)	(208.2)	(220.9)
Minority interests	(5.1)	(3.6)	(11.2)	(9.5)

Adjusted income from continuing operations	182.4	178.2	348.5	369.0
Discontinued operations, net of tax	42.0	(0.1)	60.1	4.8
Add/(deduct):
Insurance proceeds for hurricane losses, net of tax	(42.0)	—	(60.2)	—
Project opening costs and other items of discontinued operations, net of tax	(0.1)	0.1	0.1	(0.1)

Adjusted net income	$182.3	$178.2	$348.5	$373.7

Adjusted diluted earnings per share
From continuing operations	$0.96	$0.95	$1.84	$1.97

Net income	$0.96	$0.95	$1.84	$2.00

Weighted average common and common equivalent shares outstanding	190.2	187.1	189.9	187.2

(b)	Adjusted Earnings Per Share (Adjusted EPS) is a supplemental financial measure used by management, as well as industry analysts, to evaluate operations. However, Adjusted EPS should not be construed as an alternative to Earnings Per Share as determined in accordance with generally accepted accounting principles. Adjusted EPS as presented by our Company may not be comparable to similarly titled measures presented by other companies, as such measures may not be calculated consistently.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

Second Quarter Ended June 30, 2007

	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed/ International/ Other	Total
Revenues	$922.5	$592.6	$389.0	$205.3	$321.8	$154.2	$116.3	$2,701.7
Property operating expenses	(616.0)	(449.2)	(300.2)	(148.4)	(255.5)	(119.5)	(99.0)	(1,987.8)

Property EBITDA	306.5	143.4	88.8	56.9	66.3	34.7	17.3	713.9
Depreciation and amortization	(62.3)	(53.8)	(25.0)	(18.5)	(13.9)	(11.9)	(18.9)	(204.3)

Operating profit	244.2	89.6	63.8	38.4	52.4	22.8	(1.6)	509.6
Amortization of intangible assets	(3.5)	(6.4)	(2.0)	(0.8)	(2.0)	(0.2)	(3.0)	(17.9)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	3.8	3.8
Project opening costs and other items	(1.9)	(6.0)	31.8	(0.4)	(0.3)	(0.3)	(10.4)	12.5
Corporate expense	—	—	—	—	—	—	(26.6)	(26.6)
Merger and integration costs	—	—	—	—	—	—	(3.5)	(3.5)

Income from operations*	$238.8	$77.2	$93.6	$37.2	$50.1	$22.3	$(41.3)	$477.9

Second Quarter Ended June 30, 2006

Revenues	$803.3	$521.0	$337.5	$199.5	$300.5	$158.5	$53.6	$2,373.9
Property operating expenses	(537.9)	(351.0)	(253.6)	(144.8)	(232.8)	(119.3)	(61.8)	(1,701.2)

Property EBITDA	265.4	170.0	83.9	54.7	67.7	39.2	(8.2)	672.7
Depreciation and amortization	(50.3)	(36.1)	(18.2)	(19.2)	(12.6)	(12.9)	(12.6)	(161.9)

Operating profit	215.1	133.9	65.7	35.5	55.1	26.3	(20.8)	510.8
Amortization of intangible assets	(4.4)	(5.0)	(2.9)	(1.0)	0.9	(0.2)	(3.5)	(16.1)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	1.0	1.0
Project opening costs and other items	(1.0)	(4.7)	—	(0.7)	(1.9)	(0.4)	(3.2)	(11.9)
Corporate expense	—	—	—	—	—	—	(45.7)	(45.7)
Merger and integration costs	—	—	—	—	—	—	(6.4)	(6.4)

Income from operations*	$209.7	$124.2	$62.8	$33.8	$54.1	$25.7	$(78.6)	$431.7

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS. See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

Six Months Ended June 30, 2007

	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed/ International/ Other	Total
Revenues	$1,821.1	$1,138.7	$779.5	$407.0	$646.2	$307.9	$257.0	$5,357.4
Property operating expenses	(1,217.0)	(862.5)	(606.6)	(297.2)	(511.8)	(240.4)	(209.5)	(3,945.0)

Property EBITDA	604.1	276.2	172.9	109.8	134.4	67.5	47.5	1,412.4
Depreciation and amortization	(116.8)	(103.3)	(49.5)	(37.2)	(28.0)	(24.0)	(35.8)	(394.6)

Operating profit	487.3	172.9	123.4	72.6	106.4	43.5	11.7	1,017.8
Amortization of intangible assets	(6.9)	(12.8)	(4.0)	(1.6)	(4.0)	(0.4)	(6.0)	(35.7)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	3.6	3.6
Project opening costs and other items	(5.9)	(10.8)	49.8	(0.7)	(1.2)	(0.4)	(19.7)	11.1
Corporate expense	—	—	—	—	—	—	(60.1)	(60.1)
Merger and integration costs	—	—	—	—	—	—	(7.6)	(7.6)

Income from operations*	$474.5	$149.3	$169.2	$70.3	$101.2	$42.7	$(78.1)	$929.1

Six Months Ended June 30, 2006

Revenues	$1,629.0	$1,011.2	$643.2	$400.6	$612.2	$311.4	$123.2	$4,730.8
Property operating expenses	(1,075.5)	(700.8)	(474.1)	(291.9)	(468.8)	(235.9)	(120.9)	(3,367.9)

Property EBITDA	553.5	310.4	169.1	108.7	143.4	75.5	2.3	1,362.9
Depreciation and amortization	(100.1)	(71.1)	(35.8)	(37.7)	(24.0)	(25.4)	(23.8)	(317.9)

Operating profit	453.4	239.3	133.3	71.0	119.4	50.1	(21.5)	1,045.0
Amortization of intangible assets	(7.6)	(11.9)	(4.9)	(2.0)	(2.0)	(0.4)	(7.0)	(35.8)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	3.1	3.1
Project opening costs and other items	(2.0)	(7.4)	(0.4)	(3.6)	(1.0)	(0.6)	(4.5)	(19.5)
Corporate expense	—	—	—	—	—	—	(88.2)	(88.2)
Merger and integration costs	—	—	—	—	—	—	(19.8)	(19.8)

Income from operations*	$443.8	$220.0	$128.0	$65.4	$116.4	$49.1	$(137.9)	$884.8

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS. See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.